Exhibit 99.2

Mangosoft Completes Restructuring of
Software Business

Somers, New York, February 1, 2010

Mangosoft, Inc. (OTC BB: MGOF.OB) announced today that it had entered into a new hosting agreement with Built Right Networks in an effort to restructure its existing software business.

Effective December 31, 2009, Mangosoft and Built Right terminated their existing agreements and executed a new Hosting License Agreement. Under the terms of this new non-exclusive license, commencing January 1, 2010, Built Right independently maintains, hosts and supports the Mangosoft suite of software offerings and services existing Mangosoft customers. Built Right has the rights to and responsibility for these former Mangosoft client accounts and the collection of any and all fees related. Mangosoft retains all intellectual property rights. Built Right retains the right to use the Mangosoft trademarks under the terms of the hosting agreement and will maintain the Mangosoft web-site for the purposes of continuing these services. Under this new agreement all revenues and expenses will be for the account of Built Right.

Commenting on the new Hosting License Agreement, Dennis M. Goett, Chief Operating Officer, commented: “Mangosoft believes that the growth opportunities for the MangoMind™ and FileTrust™ products are better situated in a broader service offering than as independent products. Built Right has the expertise to support our former customers and maximize the value of the software going forward. Mangosoft did not see a growth strategy based on these offerings on a standalone basis. Mangosoft intends to restructure its core business into opportunities which will generate real growth and stable profits over the coming years. We will focus our capital resources on promising new sectors in order to better serve our shareholders.”

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Mangosoft, Inc. (MGOF.OB) may differ materially from these statements due to a number of factors. Mangosoft, Inc. assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.